Exhibit (9):  Opinion and Consent of Counsel.



                                         UNITED OF OMAHA LIFE INSURANCE COMPANY
                                                   Mutual of Omaha Plaza, 3-Law
                                                    Omaha, Nebraska  68175-1008



April 21, 2000


United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1008


To Whom It May Concern:

With reference to the Post-Effective Amendment for Registration Number 33-89848 on Form N-4 filed by United of Omaha Life Insurance Company and United of Omaha Separate Account C with the Securities and Exchange Commission covering variable annuity contracts, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. United of Omaha Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable annuity contracts by the Insurance Department of the State of Nebraska.

2. United of Omaha Separate Account C is a duly authorized and existing separate account established pursuant to the provisions of Sections 44-402.01 and 44-2221 of the Statutes of the State of Nebraska.

3. The variable annuity contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United of Omaha Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Form N-4 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Prospectus contained in the Registration Statement.

Sincerely,



/s/ Thomas J. McCusker
General Counsel
United of Omaha Life Insurance Company